UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary proxy statement

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☒	Definitive proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WEST COAST BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing proxy statement, if other than Registrant)

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March 24, 2006

Dear Shareholder:

          You are cordially invited to attend the 2006 Annual Meeting of Shareholders of West Coast Bancorp to be held in the Whitsell Auditorium at the Portland Art Museum, located at 1219 S.W. Park Avenue, Portland, Oregon, on Tuesday, April 25, 2006, at 2:00 p.m. local time.  This is a new location for our Annual Meeting.  Free parking is available for this meeting one block north of the Museum at the City Center Parking on S.W. Main between Park and 10th Avenues.  See the back page of the attached proxy statement for directions to the parking area and other information.

          At the annual meeting, you will be asked to consider and vote on the election of directors, amendments to our 2002 Stock Incentive Plan, ratification of our appointment of our independent auditors, and such other business as may properly come before the annual meeting.

          Your vote is very important to us.  Regardless of whether or not you plan to attend the meeting in person, please vote by returning the enclosed proxy card, or by voting via the Internet or by telephone.  A proxy card is enclosed in the front of your mailing envelope.  Instructions on how to vote through the Internet or by telephone are included in the enclosed proxy statement.

          We value you as a West Coast Bancorp shareholder and look forward to seeing you at the meeting.

Sincerely,

/s/ Robert D. Sznewajs
Robert D. Sznewajs
President and CEO

WEST COAST BANCORP
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 25, 2006
2:00 p.m., Pacific Time

To the Shareholders of West Coast Bancorp:

          The 2006 Annual Meeting of Shareholders of West Coast Bancorp will be held at the Portland Art Museum, located at 1219 S.W. Park Avenue, Portland, Oregon, on Tuesday, April 25, 2006, at 2:00 p.m. local time.  At the meeting, shareholders will be asked to consider and vote on the following matters:

1.	Electing nine directors to serve for one-year terms;

2.	Amending our 2002 Stock Incentive Plan (the “Plan”), as described in the accompanying proxy statement;

3.	Ratifying the appointment of Deloitte & Touche LLP as our independent auditors for 2006; and

4.	Such other business as may properly come before the meeting or an adjournment thereof.

          Only shareholders of record on March 1, 2006, may vote on proposals at the annual meeting in person or by proxy.  We encourage you to promptly complete and return the enclosed proxy card, or to vote electronically by telephone or Internet, in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions.  If you attend the meeting in person, you may withdraw your proxy and vote your shares if you want to change your vote.

          Further information regarding voting rights and the business to be transacted at the meeting is included in the accompanying proxy statement.  We appreciate your continued interest as a shareholder in the affairs of our company and in its growth and development.

March 24, 2006	BY ORDER OF THE BOARD OF DIRECTORS

/s/ Richard R. Rasmussen
Richard R. Rasmussen
Executive Vice President
General Counsel and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please sign and date your proxy card and return it in the enclosed postage prepaid envelope, or vote electronically via the Internet or by telephone. See “Voting Via the Internet or by Telephone” in the accompanying proxy statement for further details. You do not need to keep your proxy for admission to the annual meeting.

WEST COAST BANCORP
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884

PROXY STATEMENT

          General.  This proxy statement and the accompanying proxy are being furnished to you as a shareholder in connection with the solicitation of proxies by the Board of Directors of West Coast Bancorp (“Bancorp” or the “Company”), for use at the Annual Meeting of Shareholders to be held Tuesday, April 25, 2006, and at any adjournment of the meeting (the “Annual Meeting”).  These proxy materials are first being mailed March 24, 2006.

          March 1, 2006 has been established as the record date for the Annual Meeting.  Holders of record of Bancorp common stock as of that date are entitled to notice of and to vote at the meeting.  On the record date, there were 14,721,177 common shares outstanding and each share is entitled to one vote.  A majority of the outstanding common shares will constitute a quorum for the conduct of business at the meeting.

          Voting by Proxy.  To vote by proxy, please sign and date the enclosed proxy card and return it to us as soon as possible.  Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies.  If you return a signed proxy without instructions, your shares will be voted in accordance with the recommendation of our Board of Directors—FOR all nominees for election as directors, FOR amending our 2002 Stock Incentive Plan, and FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors.  If you vote over the Internet or by telephone as described below, you need not also mail a proxy to us.

          Voting by Internet or Telephone.  We encourage you to vote electronically or by telephone.  Shareholders may vote via the Internet at www.proxyvote.com or by telephone by calling the telephone number referenced on their voting form.  Please see “Voting Via the Internet or by Telephone” near the end of this proxy statement.

          Voting at the Meeting.  You may vote in person at the Annual Meeting.  Even if you plan to attend the meeting, we encourage you to submit a proxy or vote by Internet or telephone to ensure that your vote is received and counted.

          Changing or Revoking Your Vote.  After voting, you may change your vote one or more times by completing and returning a new proxy to us, by voting again via the internet or by telephone as described in the proxy statement, or by voting in person at the Annual Meeting.  Only the last vote timely received by us will be counted.  You may request a new proxy card from Bancorp’s Secretary.  You may revoke a proxy before its exercise by filing written notice of revocation with Bancorp’s Secretary before the meeting.

          Solicitation of Proxies.  Proxies will be solicited primarily through the mail, but may also be solicited by directors and officers of the Company and its primary operating subsidiaries, West Coast Bank (the “Bank”) and West Coast Trust Company, Inc. (“WCT”).  We may also engage an outside proxy solicitation firm and pay a fee for such services.  All costs of solicitation of proxies will be borne by the Company.

Proposal 1—Election of Directors

General

          Under our Articles of Incorporation, the Board of Directors may establish the total number of positions on our Board within a range of 8 to 20.  Our Board is currently comprised of nine positions.  Each board member is elected annually.

          Our Board has nominated current directors Lloyd D. Ankeny, Michael J. Bragg, Duane C. McDougall, Steven J. Oliva, J. F. Ouderkirk, Steven N. Spence, Robert D. Sznewajs (our President and CEO), David J. Truitt, and Nancy A. Wilgenbusch to stand for re-election as directors.

          Each nominee has consented to serve if elected.  If any nominee becomes unable to serve prior to the meeting, our Board may designate a replacement nominee and in such case your proxy will be voted for such replacement.

          The Board of Directors has determined that each of the current directors standing for election, other than Mr. Sznewajs, is an “independent director” under Rule 4200(a)(15) of the Nasdaq listing standards.

INFORMATION WITH RESPECT TO NOMINEES

          Nominees for election as directors are listed below.  All current directors of Bancorp also serve as directors of the Bank.

Lloyd D. Ankeny, 68 Director since 1995	Mr. Ankeny is Chairperson of our Board of Directors. He has been a private real estate investor for more than five years.

Michael J. Bragg, 56 Director since 1999

Mr. Bragg has been a Partner of Grenley, Rotenberg, Evans, Bragg & Bodie, P.C., a Portland, Oregon, based law firm, for more than five years.  Mr. Bragg is also a director and past Chairman of the Board of the Oregon Humane Society, and a director of Guide Dogs for the Blind, San Rafael, CA.

Duane C. McDougall, 54 Director since 2003

Mr. McDougall was President and Chief Executive Officer of Willamette Industries, Inc., an international manufacturer of paper and other forest products, from December 1998 through 2002.  Prior to becoming President and CEO, he served as Chief Accounting Officer, Executive Vice President and in other positions at Willamette Industries for 22 years.  Mr. McDougall also serves as a director of Cascade Corporation, Infocus Corporation, and the Greenbrier Companies.

Steven J. Oliva, 65 Director since 2003

Mr. Oliva has served as President and Chief Executive Officer of Hi-School Pharmacy, Inc., for more than five years.  He is a board member of the National Association of Chain Drug Stores, the Columbia United Providers Insurance Company, and Oregon State University Advisory Board—School of Pharmacy, Emeritus.  He is also a real estate investor.

J. F. Ouderkirk, 55 Director since 1995	Mr. Ouderkirk has been a Partner of Ouderkirk and Hollen, a law firm located in Newport, Oregon, for more than five years.

Steven N. Spence, 58 Director since 2001

Mr. Spence has been a Senior Vice President of UBS Financial Services Inc., a securities brokerage firm, and its predecessors in Portland, Oregon, for more than five years.  Mr. Spence is also Vice Chairman of the Portland Art Museum.

Robert D. Sznewajs, 59 Director since 2000	Mr. Sznewajs has been President and Chief Executive Officer of Bancorp and the Bank for more than five years. Mr. Sznewajs is also a director of Coinstar Inc.

David J. Truitt, 63 Director since 2004	Mr. Truitt has served as Vice President and part owner of Truitt Bros., Inc., a food processing business, for more than five years.

Nancy A. Wilgenbusch, Ph.D., 57 Director since 2003

Dr. Wilgenbusch has served as President of Marylhurst University for more than five years.  She chairs the Oregon Regional Advisory Board for PacifiCorp and is a director of Scottish Power and trustee of the Tax-Free Trust of Oregon.  Dr. Wilgenbusch also serves as a director of Cascade Corporation.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors has established certain standing committees, including an Audit & Compliance Committee, a Compensation & Personnel Committee, and a Governance & Nominating Committee.  During 2005, our Board met nine times.  Each director attended at least 75 percent of the total meetings of the Board of Directors and all committees of the Board on which he or she served during 2005.

          Bancorp policy requires that directors and director nominees attend the Company’s annual meeting of shareholders, except under circumstances beyond the reasonable control of such person.  In 2005, all directors attended the annual meeting of shareholders.

Committee Membership at Fiscal Year-End 2005

Name	Audit & Compliance	Compensation & Personnel	Governance & Nominating	Loan, Investment and Asset/Liability

Lloyd D. Ankeny	☒	☒	☒
Michael J. Bragg		☒		☒*
Duane C. McDougall	☒	☒*	☒
Steven J. Oliva		☒		☒
J. F. Ouderkirk				☒
Steven N. Spence	☒*		☒
Robert D. Sznewajs				☒
David J. Truitt				☒
Nancy A. Wilgenbusch	☒	☒	☒*

* Chairperson

Current Board Committees

          Audit & Compliance Committee.  The Audit & Compliance Committee of the Board of Directors (the “Audit Committee”) operates under a formal written charter adopted by the Board.  A copy of the Audit Committee charter is available at our website at www.wcb.com under the “Investor Relations” tab.  The Audit Committee held nine meetings during 2005.

          The Audit Committee is currently comprised of Mr. Spence (Chair), Mr. Ankeny, Mr. McDougall, and Dr. Wilgenbusch.  Each member of the Audit Committee is financially literate and meets the independence standards for members of public company audit committees set forth in Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules adopted under the Sarbanes-Oxley Act of 2002.  Further, the Board of Directors has determined that Mr. McDougall meets the standards of an audit committee financial expert set forth in SEC regulations and is financially sophisticated.

          The Audit Committee has sole authority to appoint or replace Bancorp’s independent auditor and is directly responsible for compensating and overseeing its work.  Our independent auditor reports directly to the Audit Committee, which evaluates its independence and performance at least annually.  The Audit Committee must pre-approve all audit services and legally permitted non-audit services to be performed by our auditor.  In addition, the Audit Committee is required to meet with our independent auditor and internal audit staff in executive sessions and to resolve any disagreements that arise between management and our auditor.

          The Audit Committee oversees the Company’s internal audit function and is responsible for reviewing significant reports prepared by the internal audit department.  The Audit Committee also assists the Board of Directors in overseeing the quality and integrity of Bancorp’s accounting and reporting practices and has adopted procedures for the receipt and treatment of complaints regarding accounting matters.  Finally, the Audit Committee serves a compliance function with respect to certain regulatory matters, including SEC and bank regulatory issues.

          While the Audit Committee has the responsibilities and authority described above and in its charter, it is not the duty of the Audit Committee to plan or conduct audits or determine whether financial statements and other disclosures are complete, accurate, and in accordance with generally accepted accounting principles.  These remain the responsibilities of our management and independent auditor.

          Compensation & Personnel Committee.  The Compensation & Personnel Committee (the “Compensation Committee”) operates under a formal written charter adopted by the Board.  A copy of the Compensation Committee charter is available at our website at www.wcb.com under the “Investor Relations” tab.  The Compensation Committee held four meetings in 2005.  The Compensation Committee is currently comprised of Mr. McDougall (Chair), Mr. Ankeny, Mr. Bragg, Mr. Oliva, and Dr. Wilgenbusch.  Each member of the Compensation Committee is an “independent director” under Nasdaq Rule 4200(a)(15).

          The Compensation Committee is charged with, among other things, establishing performance goals and incentive opportunity levels for, and approving the base salary, incentive compensation, stock option grants, restricted stock awards, and other compensation of our chief executive officer and the Company’s other executive officers.  In addition, the Compensation Committee reviews the base salary and incentive compensation of other senior officers and reviews and recommends to the Board stock option and restricted stock grants for all employees.

          Governance & Nominating Committee.  The Governance & Nominating Committee (the “Governance Committee”) operates under a formal written charter adopted in January 2004.  The charter is available at our website at www.wcb.com under the Investor Relations tab.  The Governance Committee held four meetings in 2005.  The Governance Committee is currently comprised of Dr. Wilgenbusch (Chair), Mr. Ankeny,  Mr. McDougall, and Mr. Spence.  Each member of the Governance Committee is an “independent director” under Nasdaq Rule 4200(a)(15).

          The Governance Committee is charged with promoting sound principles and practices of corporate governance, identifying and recommending to the Board qualified individuals to serve as board members, including with respect to vacancies that occur on the Board from time to time, and evaluating the performance of the Board and committees of the Board (including itself).  The Governance Committee also must review from time to time the qualifications and independence of members of the Board and each of its committees.  Other specific duties and responsibilities of the Governance Committee include:  regular monitoring and review of the appropriateness of the Company’s corporate governance principles and practices; recommending to the Board specific criteria for determining independence of outside directors consistent with Nasdaq listing standards; recommending to the Board such changes to the Board’s committee structures and committee functions as it deems advisable; confirming that each standing committee has a charter and that such charter is reviewed at least annually by each committee; reviewing and assessing the quality and clarity of information provided to the Board and making such recommendations to management as it deems appropriate; evaluating the effectiveness of the Board’s oversight of management; assessing the Board’s performance and meeting annually with Board members to discuss its performance review; reviewing shareholder proposals and recommending appropriate action to the Board; and reviewing any proposed amendments to the Company’s charter documents and recommending appropriate action to the Board.

          Loan, Investment, and Asset/Liability Committee.  The Loan, Investment, and Asset/Liability Committee (the “Loan Committee”) operates under a formal written charter adopted by the Board.  A copy of the Loan Committee charter is available at our website at www.wcb.com under the “Investor Relations” tab.  The Committee held nine meetings in 2005.    The Loan Committee is currently comprised of Mr. Bragg (Chair), Mr. Oliva, Mr. Ouderkirk, Mr. Sznewajs, and Mr. Truitt.

          The Committee is responsible for approving loans in excess of management’s authorized approval limits and for initial review of Regulation O loans involving insiders.  The Loan Committee is assigned the function of overseeing the monitoring of all lending policies, portfolio quality, delinquencies, collection and charge-off procedures, loan loss reserves, loan quality review guidelines, the credit review function, and approval and collateral evaluations.  The Loan Committee also monitors loan concentrations, delinquency trends, composition of loans, exceptions to lending policy, and credit risk of off balance sheet items such as letters of credit and commitments to buy and sell loans or securities.

          The Company’s Chief Credit Officer provides monthly reports to the Loan Committee.  In addition, the Loan Committee receives monthly reports from the chief financial officer or asset/liability manager on net interest revenues, spreads, margins, liquidity, investment activities, prognosis of the market, strategies for investment and broker activities, and other relevant investment and other issues.

Executive Sessions

          The Board of Directors holds executive sessions of non-management directors from time to time and not less than four times per year.  Executive sessions are scheduled by our Chairman and any directors may request that additional executive sessions be scheduled.

Board Communications

          Shareholders may communicate with our Board of Directors directly.  Bancorp will promptly forward all letters or other written communications to the Board, a committee of the Board, or to an individual director.  Such communications may be sent to the Company at its corporate offices.  Communications will not be pre-screened.

          Shareholders and others wishing to submit a report to members of the Audit Committee on an anonymous and confidential basis regarding accounting, internal control, or auditing matters, potential securities law violations, or violations of the Company’s Code of Conduct or Ethical Standards or Code of Ethics may do so by going to www.ethicspoint.com and following the prompts or by calling 1-866-297-0224.

Compensation of Directors

          Retainers and Fees.  Non employee directors serving on the Board of Directors of Bancorp are paid annual retainers for board service and additional meeting fees.  Directors who are employees of Bancorp or the Bank receive no fees for their services as a director.

          Effective May 1, 2006, the chairman of the Board of Directors receives an annual retainer of $38,000, the chairman of the Audit Committee receives an annual retainer of $32,000, and each other committee chair receives an annual retainer of $26,000.  All other directors receive annual retainers of $20,000.  Directors also receive $300 for each committee meeting that they attend (whether as a member of a committee or at the request of a committee).  Directors who also serve on the Board of Directors of WCT also receive $300 for each meeting of the Board of Directors of WCT.  The chairman of the WCT Board receives an additional $1,000 per year.

          In addition, effective January 1, 2006, members of the Audit Committee (other than the Chairman) receive $300 for attending meetings with the Committee’s chairman, the Company’s management, and/or the Company’s independent auditors for analysis, review, and discussion of the Company’s quarterly earnings releases, Form 10-Ks and 10-Qs, and related matters.

          Equity Incentive Awards.  Directors are entitled to participate in Bancorp’s 2002 Stock Incentive Plan.  Recent practice has been to grant all directors a fully vested option to purchase shares of Bancorp’s common stock on an annual basis and to make periodic restricted stock grants to directors.  In 2005, each director was granted a fully vested option to purchase 2,050 shares with an exercise price equal to the market price on the date of grant.  Each director was also granted 700 shares of restricted stock vesting in a single installment on the first anniversary of the date of grant.  Whether to grant awards, the type of award, the number of shares to be granted each year, and the terms of each award are at the discretion of Bancorp’s Board of Directors.

          Reimbursement and Fees for Attendance at Director Education Programs.  Directors are entitled to payment or reimbursement of all out of pocket costs of attendance at approved director education programs.  In addition, Bancorp will compensate directors for time spent at education programs at a rate of $200 per day (or partial day) spent at an approved program.

          Directors’ Deferred Compensation Plan.  Non employee directors are also entitled to participate in Bancorp’s Directors’ Deferred Compensation Plan (“Directors’ DCP”).  Under the Directors’ DCP, directors may elect to defer payment of some or all of their directors’ fees.  Contributions are transferred to a so called “rabbi trust” and may be invested in a number of investment funds or in Bancorp common stock.  The return on contributions enjoyed by each participant depends on the return on the investments which the participant selects.  The Company does not pay or guaranty interest or provide any other type of earnings credit or contribution to the Plan.  Directors are fully vested in their benefits under the Directors’ DCP at all times.

          The Company will make distributions from the plan in accordance with individual elections.  Distributions from the Directors’ DCP are taxed as ordinary income in the year they are received by participants.  The Company will generally receive a deduction for the deferred directors’ fees at that time.

Proposal 2 – Approval of Amendment to our 2002 Stock Incentive Plan

          On February 28, 2006, our Board of Directors adopted, subject to shareholder approval, an amendment to our 2002 Stock Incentive Plan (the “Plan”) to:

(a)	increase by 200,000 to 1,900,000 the total number of common shares that may be issued under the Plan;

(b)	increase by 200,000 to 488,000 the total number of shares that may be issued as restricted stock under the Plan and include other awards that are based on Company common stock in such amounts;

(c)	eliminate provisions that returned common shares delivered to pay the exercise price of a stock option or used to satisfy a tax withholding obligation to the number of shares available under the Plan;

(d)	prohibit non-qualified stock option awards or amendments to existing awards that provide for an exercise price less than fair market value on the date of the grant;

(e)	prohibit non-qualified stock option awards or amendments to existing awards that provide for an option term of more than 10 years from the date of grant; and

(f)	eliminate Plan language regarding tax bonus payments.

          Proposed amendments to the Plan are reflected in Amendment No. 2 to the Plan attached to this Proxy Statement as Appendix A.  Shareholders are being asked to approve amending the Plan, as reflected in Amendment No. 2 and described above, at this year’s annual meeting of shareholders.  Assuming a quorum is present at the meeting, the amendment will be approved if the votes cast in favor of the amendment exceed the votes cast against it.  Shares not represented at the meeting, as well as abstentions from voting, will have no effect on the outcome of voting on the amendment.  If the proposed amendment is not approved by shareholders, the Plan will continue in effect as if no amendment had been made.

          The Plan was originally adopted by the Company in 2002 to replace the Company’s various predecessor equity-based incentive plans.  The Plan initially authorized the issuance of up to 1,700,000 common shares pursuant to awards granted in accordance with the Plan, but limited the number of shares available for restricted stock awards to 113,322 shares.  The Plan was amended in 2004 to increase the total number of shares that could be issued as restricted stock by approximately 175,000 to a total of 288,000, without increasing the total number of common shares available under the Plan.  As of March 1, 2006, without giving effect to proposed amendments, 519,232 shares were available for future grants under the Plan, including 97,001 shares available for restricted stock awards.

          The proposed amendment increases the total number of shares that may be issued under the Plan generally, as well as the number of shares that may be issued as restricted stock.  The proposed increase in the number of shares available under the Plan generally is to accommodate future awards.  The increase in the number of shares available for restricted stock awards is proposed to help accommodate the Company’s shift towards increased use of restricted stock awards as part of its equity compensation program.  At the time of adoption of the Plan, stock options were the primary long-term incentive award used by the Company.  However, we have determined that it is appropriate and in the best interests of the Company and its shareholders to gradually change the mix of the Company’s equity-based incentive program to favor restricted stock to a greater extent than we have in the past and reduce the use of stock options.  We believe this is consistent with current trends in employee equity compensation programs and is warranted by recent changes in accounting for stock options.  We also believe the change is necessary in order for us to continue to attract, retain, and reward key employees.

          In connection with the increases in shares and restricted shares included in the proposed amendment, we have adopted other changes to the Plan to (i) include in the limit on restricted shares other awards that are based on our common stock, (ii) eliminate provisions returning shares delivered to pay the exercise price or used to satisfy tax obligations to the authorized but unissued shares under the Plan, (iii) prohibit grants or amendments at less than fair market value or for terms longer than 10 years, and (iv) remove language in the Plan relating to tax bonus payments.  We believe these changes increase the transparency of the Plan, making it easier for shareholders to evaluate the costs and benefits of the Plan.

          As of March 1, 2006, Bancorp and its subsidiaries employed approximately 743 individuals eligible to participate in the Plan.  Also at that date, 852,904 shares were subject to outstanding options under the Plan, 145,287 shares had been issued upon exercise of options granted under the Plan, and 213,357 shares had been granted as restricted stock awards under the Plan.  On March 15, 2006, the closing price of our common stock was $27.40.

          No new plan benefits have been allocated to executive officers, directors, or any specific individuals under the Plan at this time.  For information regarding awards granted under the Plan to executive officers named in this proxy statement, please see “Executive Compensation” below.  Executive officers as a group have received 203,890 options to purchase common shares and 62,700 restricted stock awards under the Plan, while directors as a group have received 82,550 options and 33,282 restricted stock awards.  Employees other than executive officers named in this proxy statement have received 771,535 options and 117,375 restricted stock awards.  No types of awards other than options and restricted stock awards have been granted under the Plan.

          Description of the Plan as Proposed to be Amended

          The complete text of the Plan, as proposed to be amended, is included in Appendix A immediately following Amendment No. 2 to the Plan.  The following description of the Plan summarizes its material features as proposed to be amended and is qualified in its entirety by reference to the Plan included in Appendix A.

          Purpose.  The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its subsidiaries and affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in the Company’s shareholder value.

          Eligibility and Administration.  Individuals eligible to participate in the Plan include directors, officers, employees, and consultants of the Company or any of its subsidiaries or affiliates and prospective employees and consultants who have accepted offers of employment or engagement.

          The Plan is administered by the Board of Directors directly based generally on recommendations of the Compensation Committee (such administrator is referred to herein as the “Committee”).  If the Board elects, it may delegate its authority to the Compensation Committee or such other committee of the Board as the Board may from time to time designate.  All or any portion of responsibilities and powers under the Plan may, unless prohibited by applicable law or Nasdaq rule, be further delegated to any one or more of the members of a committee, or to any other person or persons.

          Types of Awards.  The Plan provides for both incentive and nonqualified stock options, restricted stock and other awards of common stock or awards that are valued in whole or in part by reference to common stock.  The following is a brief description of the types of awards specifically provided for under the Plan:

          Options.  The Plan provides for stock options of two types:  incentive stock options qualified under Section 422 of the Internal Revenue Code (the “Code”) and nonqualified options.  Each option will be evidenced by an option agreement approved by the Committee, which form of agreement may differ.  With respect to each option grant, the Committee will have authority to determine, among other things, (i) the individuals to whom options may be granted, (ii) the number of shares of common stock subject to an option, (iii) the terms and conditions of an option, including exercise price, vesting conditions, any vesting acceleration, and the acceptable methods of exercise and payment of the exercise price, and (iv) whether an option will be an incentive or nonqualified option.  Incentive stock options may be exercisable for not more than 10 years from the date of grant and must have an option price of not less than the fair market value of the underlying common stock on the date of grant.  Under the terms of the Plan, no individual may be granted options in any calendar year representing the right to receive in excess of 300,000 shares.

          Unless otherwise determined by the Committee, if a recipient of an option terminates services to the Company by reason of death, disability or retirement, any option held at that time will immediately vest in full and may thereafter be exercised until the expiration of the stated term of the option.  Unless otherwise determined by the Committee, options held by an option holder terminated other than for Cause (as defined below) or by reason of death, disability, or retirement may be exercised to the extent then exercisable for three months from the date of termination or the balance of the stated term of the option, whichever is shorter.  But in the event an option holder’s employment is terminated by the Company or its successor other than for Cause within 24 months after a Change in Control (as defined under the heading “Change in Control Arrangements” below), all options will vest in full and may be exercised for the stated term of the option.  Unless otherwise provided by the Committee, options will terminate automatically if an option holder is terminated for “cause,” as defined in an agreement with the Company or, if no agreement exists, conviction of a felony or willful and deliberate failure on the part of the participant to perform his or her employment duties in any material respect (“Cause”).  If at any time an option is exercised after the expiration of applicable periods specified under Section 422 of the Code, the option will thereafter be treated as a nonqualified option for all purposes.

          Restricted Stock.  Restricted stock awards are shares of common stock that may be subject to forfeiture during a specified vesting period if conditions are not satisfied, such as continued employment or attainment of individual or Company performance goals.  From the date of issuance of shares of restricted stock, the recipient is entitled to the rights of a shareholder with respect to such shares, including voting and dividend rights.  The Committee may award shares of restricted stock either alone or in addition to other awards, and restricted stock awards will be subject to such terms, conditions, and restrictions as the Committee determines.

          The Committee may, prior to or at the time of grant of restricted stock, designate the grant as a performance-based award.  In the case of performance-based awards to covered employees under Section 162(m) of the Code, performance goals must be based on the attainment of specified levels of one or more of the following measures:  earnings, earnings per share, return on equity, return on assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, and liquidity, and must be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.  The Plan is designed to provide the Company with the flexibility to qualify compensation attributable to performance-based awards for deduction in full under Section 162(m) of the Code.

          Unless otherwise determined by the Committee, upon a participant’s termination by reason of death or disability, all restrictions, including any performance goals, applicable to any restricted stock will lapse or be deemed earned in full, as the case may be, and such restricted stock will become fully vested and transferable to the full extent of the original grant.

          Changes in Control.  All awards held by a participant will vest in full or become fully exercisable if the participant’s employment is terminated by the Company or its successor other than for Cause during the 24-month period following a Change in Control (as defined in the Plan).  The Plan also contains look-back provisions providing for full vesting and exercisability for the entire stated term of an option agreement upon a Change in Control for individuals terminated other than for Cause after the Company executes an agreement that provides for a Change in Control but before closing of the transaction.  Finally, the Committee may provide in an award agreement or otherwise that, during the 60-day period from and after a Change in Control, an optionee will have the right to the cash value of all or any part of an option (whether or not fully vested) based on the spread between a formula price approximating the price per share received in the Change in Control and the exercise price.

          Adjustments to Shares.  In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, separation, or other distribution of stock or property of the Company, the Committee or the Board of Directors may make such adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, the maximum limitation upon options to be granted to any participant, and the number, kind and exercise price of shares subject to outstanding options or other awards as it may determine to be appropriate.

          If any awards granted under the Plan are forfeited or any option terminates, expires, or lapses without being exercised, the shares subject to such awards will again be available for issuance under the Plan.

          Federal Income Tax Consequences.  Certain awards granted under the Plan are intended to qualify as incentive stock options for federal income tax purposes.  Under federal income tax law currently in effect, the recipient of an option will recognize no income or gain (for regular income tax purposes) upon either grant or exercise of an incentive stock option.  However, upon the exercise of an incentive stock option, the amount by which the market value of the shares subject to the incentive stock option exceeds the exercise price is included in the alternative minimum taxable income of the optionee and may, under certain conditions, be taxed under the alternative minimum tax.  If an employee exercises an incentive stock option and does not dispose of any of the option shares within either two years following the date of grant or one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as capital gain.  If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of applicable holding periods, any amount realized will be taxable as ordinary compensation income.  The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or the time of exercise of an incentive stock option.  Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realized ordinary income.

          Certain awards under the Plan will be treated as nonqualified options for federal income tax purposes.  Under federal income tax law presently in effect, the recipient of a nonqualified option will recognize no income until the option is exercised.  At the time of exercise of a nonqualified option, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares exceeds the exercise price.  The Company is required to withhold on the income amount.  Upon the sale of shares acquired upon exercise of a nonqualified option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise is taxable to the recipient as capital gain, and will not result in any further deduction for the Company.

          The Committee may permit recipients of options to pay all or a portion of the exercise price for an option using previously acquired shares of common stock.  If an option is exercised and payment is made in previously held shares, there is no taxable gain or loss to the recipient other than any gain recognized as a result of exercise of the option, as described above.

          An employee who receives restricted stock under the Plan will generally realize taxable income in each year in which a portion of the shares vest based on the value of the shares at the time of vesting, unless a Section 83(b) election is made.  If a Section 83(b) election is made, the employee will realize taxable income in the year of initial receipt based on the value of the shares at that time.  The Company generally will be entitled to a tax deduction equal to the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares.  The Company is required to withhold on the income amount.

          Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its executive officers named in the executive compensation section of the Company’s proxy statement in any year (“named executive officers”).  Under IRS regulations, compensation received through the exercise of an option or through grant or vesting of restricted stock will not be subject to the $1,000,000 limit if the option or grant and the plan pursuant to which it is granted meet certain requirements.  One requirement is shareholder approval of a per-employee limit on the number of shares as to which options or grants may be made.  Another requirement relates to the independence of the Board or committee of the Board considering and approving performance goals and grants of awards.  Finally, the exercise price of an option may not be less than the fair market value of the common stock on the date of grant.  The Plan has been structured so that options and restricted stock awards subject to performance goals as described above will meet the Section 162(m) requirements.

          Under Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, recipients of certain equity compensation awards may be subject to a modified taxing regime.  The Company expects to structure awards to avoid application of Section 409A.  However, were Section 409A to apply to awards under the Plan, affected participants may be required to recognize ordinary income for tax purposes earlier than described above and to pay substantial penalties.  Due to our intention to structure awards so as to avoid application of Section 409A, this discussion does not specifically address the potential impact of Section 409A on awards.

          The Board of Directors recommends that you vote FOR amending our 2002 Stock Incentive Plan as described above.

Proposal 3—Ratification of Selection of Independent Auditors

          The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.  Although the selection of independent auditors is not required to be submitted to a vote of the shareholders by the Company’s charter documents or applicable law, the Board has decided to ask the shareholders to ratify the selection.  If the shareholders do not approve the selection of Deloitte & Touche LLP, the Board will ask the Audit Committee to reconsider its recommendation.

          Provided that a quorum is present, the selection of Deloitte & Touche LLP as the Company’s independent auditors will be ratified if more votes are cast for the proposal than against it at the Annual Meeting.  Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and shares not voted on this proposal by brokers or nominees will not be counted as voted for purposes of determining whether the proposal has been approved.

          The Board of Directors recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2006.

MATTERS RELATED TO OUR AUDITORS

Auditors for Fiscal Year Ended December 31, 2005

          Deloitte & Touche LLP, independent certified public accountants, performed audits of our consolidated financial statements for 2005 and our management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005.  A representative of Deloitte & Touche LLP will be present at the Annual Meeting and available to respond to appropriate questions.  The accountants will have the opportunity to make a statement at the annual meeting if they desire to do so.

Fees Paid to Independent Auditors

          The following table sets forth the aggregate fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), for the years ended December 31, 2005, and December 31, 2004:

	Year Ended December 31, 2005	Year Ended December 31, 2004

Description	Amount Paid	Amount Paid

Audit Fees (1)	$478,000	$439,000
Audit-Related Fees (2)	32,500	13,500
Tax Fees (3)	41,500	59,500
All Other Fees	0	0

(1)	Fees for audit services consist of:
	•	Audit of the Company’s annual financial statements;
	•	Reviews related to obligations under FIDICIA;
	•	Reviews in connection with quarterly reports filed with the SEC;
	•	Includes $160,000 in 2004 and $171,000 in 2005 for preparation of internal control reports and related attestation services; and
	•	Other SEC-related work such as consents and other services.

(2)	Fees for audit-related services consist of benefit plan audits.

(3)	Fees for tax services consist of tax compliance services, including federal, state, and local tax preparation services and advice, and tax planning.

          The Audit Committee adopted pre-approval policies and procedures for pre-approving work to be performed by Deloitte & Touche.  Under Bancorp’s pre-approval policy, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent auditors.  All services performed by Deloitte & Touche during 2005 were pre-approved by the Audit Committee.

          The Audit Committee has pre-approved the use of Deloitte & Touche for certain audit services and certain detailed specific types of services characterized as audit-related and tax services.  These categories include with respect to audit services, attestation services, services associated with SEC registration statements, and consultations with management relating to accounting disclosure of transactions or events.  With respect to audit-related and tax services, these categories include due diligence and audit services relating to potential mergers and acquisitions, benefit plan audits, internal control reviews, consultations relating to disclosure treatment of transactions, tax preparation services, and tax planning and advice.  For each category of services, the Audit Committee has set dollar limits on the amount of services that may be provided and has required that management or the auditors report back to the committee from time to time to inform members of services actually provided and costs therefor.  The Audit Committee has delegated to the chair of the Audit Committee the authority to consider and pre-approve any management or other request for additional services to be performed by Deloitte & Touche.

Report of Audit Committee

          The Audit Committee is comprised of four directors, all of whom are independent as defined under listing standards for companies whose stock is listed for trading on The Nasdaq Stock Market and applicable SEC rules.  A written charter governing the Audit Committee has been adopted by the Board of Directors.

          In discharging its responsibilities, the Audit Committee:

•	Reviewed and held discussions with management and Deloitte & Touche relating to the Company’s financial statements, internal control, the audit and financial reporting by Bancorp generally;

•	Discussed and reviewed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	Received from Deloitte & Touche a formal statement regarding independence consistent with Independence Standards Board Standard No. 1 and discussed with Deloitte & Touche its independence.

          Based on the Audit Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent accountants described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee Members—Fiscal Year End 2005

Steven N. Spence (Chair), Lloyd D. Ankeny, Duane C. McDougall,
 and Nancy Wilgenbusch, Ph.D.

OTHER BUSINESS

          The Board knows of no other matters to be brought before the shareholders at the annual meeting.  In the event other matters are presented for a vote at the annual meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table shows the amount of Bancorp common stock beneficially owned as of December 31, 2005, by our current directors and nominees for director, the executive officers named in the summary compensation table below, shareholders known to us to beneficially own more than 5% of our common stock, and all executive officers and directors of Bancorp as a group.  Beneficial ownership includes shares currently owned, shares that a person has a right to vote or transfer, and any shares that a person has a right to acquire within 60 days.  Except as noted below, each holder has sole voting and investment power with respect to shares listed as owned.  At December 31, 2005, Bancorp had 14,723,724 shares outstanding.

Name and Address	Number of Shares Beneficially Owned (1)(2)(3)		Percent of Class Outstanding

5% Owners
Columbia Wanger Asset Management, L.P.	1,370,000	(4)	9.3%
WAM Acquisition GP, Inc.
227 W. Monroe Street
Chicago, IL 60606
Officers and Directors
Lloyd D. Ankeny	157,059		1.0%
Michael J. Bragg	39,925	(5)	*
James D. Bygland	46,256	(6)	*
Anders Giltvedt	136,060	(6)	*
Duane C. McDougall	15,459		*
Xandra McKeown	29,955	(6)	*
Steven J. Oliva	17,242		*
J. F. Ouderkirk	102,452	(7)	*
David Prysock	68,579	(6)	*
Steven N. Spence	14,584		*
Robert D. Sznewajs	313,006	(6)	2.1%
David J. Truitt	6,642		*
Nancy Wilgenbusch	13,742		*
All directors and executive officers as a group (13 persons)	960,961	(5)(6)(7)	6.5%

*Represents less than 1% of our outstanding common stock.

(1)

Share amounts include shares subject to stock options exercisable within 60 days after December 31, 2005, as follows:  Lloyd D. Ankeny, 41,269 shares; Michael J. Bragg, 11,055 shares; James D. Bygland, 34,204 shares; Anders Giltvedt,104,623 shares; Duane C. McDougall, 7,400 shares; Xandra McKeown, 20,420 shares; Steven J. Oliva, 7,400 shares; J. F. Ouderkirk, 50,938 shares; David Prysock, 60,320 shares; Steven N. Spence, 7,400 shares; Robert D. Sznewajs, 215,068 shares; David J. Truitt, 4,400 shares; Nancy Wilgenbusch, 7,400 shares; and by all directors and executive officers as a group, 571,847 shares.

(2)

Share amounts include shares held under deferred compensation plans as to which participants have shared voting and dispositive power as follows:  Lloyd D. Ankeny, 1,594 shares; Michael J. Bragg, 2,413 shares; James D. Bygland, 597 shares; Duane C. McDougall, 2,260 shares; Xandra McKeown, 122 shares; Steven J. Oliva, 3,001 shares; J. F. Ouderkirk, 3,575 shares; Steven N. Spence, 1,265 shares; David J. Truitt, 839 shares; and Nancy Wilgenbusch,2,502 shares.

(3)

Share amounts include restricted shares granted under the 2002 Stock Incentive Plan which, although not fully vested, possess full voting rights, as follows:  Lloyd D. Ankeny, 700 shares; Michael J. Bragg, 700 shares; James D. Bygland, 2,200 shares; Anders Giltvedt, 8,453 shares; Duane McDougall, 1,700 shares; Xandra McKeown, 3,762 shares; Steven Oliva, 1,700 shares; J. F. Ouderkirk, 700 shares; David Prysock, 3,425 shares; Steven N. Spence, 700 shares; Robert D. Sznewajs, 25,895 shares; David Truitt, 700 shares; and Nancy Wilgenbusch, 1,700 shares; and by all directors and executive officers as a group, 52,335 shares.

(4)

Based on information contained in the Schedule 13G filed February 14, 2006, by Columbia Wanger Asset Management, L.P. (“WAM”) and WAM Acquisition GP, Inc. (“WAM GP”), reporting beneficial ownership as follows:  WAM, sole dispositive and sole voting power with respect to 1,370,000 shares; and WAM GP, shared dispositive power and shared voting power with respect to 1,370,000 shares.

(5)	Share amount includes 12,079 shares owned by the Mr. Bragg’s spouse. Mr. Bragg disclaims any beneficial ownership of these shares.

(6)

Share amounts include the following shares held in accounts under Bancorp’s 401(k) Plan:  James D. Bygland, 3,902 shares; Anders Giltvedt, 1 share; Xandra McKeown, 381 shares; David Prysock, 584 shares; Robert D. Sznewajs, 1,111 shares; and by all directors and executive officers as a group, 5,979 shares.

(7)	Share amounts include 50 shares held by spouse as custodian for his son. Mr. Ouderkirk disclaims any beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”), requires that all of our executive officers and directors and all persons who beneficially own more than 10% of our common stock (“reporting persons”) file reports with the SEC with respect to beneficial ownership of Bancorp common stock.  We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filing requirements.

          We believe that all executive officers and directors made all filings required by Section 16(a) on a timely basis during 2005, based solely upon our review of the copies of filings that we received with respect to the year ended December 31, 2005, and written representations from reporting persons.

EXECUTIVE COMPENSATION

         The following table summarizes the compensation awarded or paid for the three years ended December 31, 2005, to the Chief Executive Officer and to the other four most highly compensated executive officers of Bancorp and its subsidiaries during 2005.

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards

Name and Principal Position	Year	Salary	Bonus (1)	Restricted Stock Awards (2)	Shares Underlying Options	All Other Compensation (3)

Robert D. Sznewajs,	2005	$330,000	$330,000	$256,968	$29,100	$7,891
President and Chief	2004	300,000	330,000	261,170	0	7,330
Executive Officer	2003	300,000	300,000	271,596	23,550	6,369
Anders Giltvedt,	2005	$181,000	$108,600	$89,784	$9,000	$7,188
EVP/Chief	2004	175,000	105,000	79,950	8,800	6,674
Financial Officer	2003	175,000	105,000	82,382	10,100	5,350
Xandra McKeown,	2005	$153,000	$62,000	$43,344	$5,000	$6,460
EVP/Business	2004	139,000	55,000	33,046	4,450	5,884
Banking	2003	136,469	50,000	31,890	4,500	4,912
David Prysock,	2005	$148,500	$60,000	$43,344	$5,000	$5,150
EVP/Chief	2004	135,000	55,000	23,452	3,100	4,692
Credit Officer	2003	135,000	50,000	31,890	4,200	4,339
James D. Bygland,	2005	$140,000	$45,000	$22,704	$2,500	$5,519
EVP/Chief	2004	130,000	39,000	17,056	2,350	5,093
Information Officer	2003	130,000	35,000	31,890	4,000	3,332

(1)	Listed amounts represent bonuses earned for services during the year shown but paid in a subsequent year.

(2)

Represents the dollar value on the date of grant of restricted shares issued under the 2002 Stock Incentive Plan (the “Plan”).  Aggregate restricted stock holdings of named executive officers as of December 31, 2005, are as follows:

Name	Restricted Stock Owned at 12/31/2005 (# of shares)	Value of Restricted Stock at 12/31/2005 ($)[a]

Robert D. Sznewajs	25,895	$684,922
Anders Giltvedt	8,453	223,581
Xandra McKeown	3,762	99,504
David Prysock	3,425	90,591
James D. Bygland	2,200	58,190

[a] Based on the closing price of our common stock on December 31, 2005, $26.45.

All restricted stock grants made in 2004 and after are subject to vesting over a four-year period in equal installments.  Grants made in 2003 or before vest in equal installments over a three-year period.  Holders of restricted stock are entitled to receive dividends as declared whether or not such stock is vested.

(3)

Represents 401(k) Plan contributions paid by Bancorp and economic benefits attributable to life insurance provided under the Bank’s bank-owned life insurance program that, for 2005, were as follows:  Mr. Sznewajs, $891; Mr. Giltvedt, $188; Ms. McKeown, $220; Mr. Prysock, $695; and Mr. Bygland, $149.

Stock Options

          Option Grants.  The following table sets forth certain information concerning individual grants of stock options under the Plan to the named executive officers during the year ended December 31, 2005.

Option/SAR Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)

Name	Number of Securities Underlying Options Granted (2)	% of Total Options Granted to Employees	Exercise Price (3)	Expiration Date	5%	10%

Robert D. Sznewajs	29,100	14.47%	$20.64	4/26/15	$377,729	$957,239
Anders Giltvedt	9,000	4.48%	20.64	4/26/15	116,823	296,053
Xandra McKeown	5,000	2.49%	20.64	4/26/15	64,901	164,474
David Prysock	5,000	2.49%	20.64	4/26/15	64,901	164,474
James D. Bygland	2,500	1.24%	20.64	4/26/15	32,450	82,237

(1)

The potential realizable value is based on the assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term.  These numbers are calculated based on the SEC’s proxy disclosure rules and do not reflect our estimate of future stock price performance.

(2)

The Compensation Committee approves grants under the Plan to named executive officers.  Otherwise, the Plan is administered by our Board of Directors generally based on recommendations from the Compensation Committee.  The Compensation Committee reviews and recommends to the Board to whom options should be granted, as well as the number of shares and the exercise price.  Options are generally exercisable at a price equal to the fair market value on the date of grant, become exercisable over a prescribed vesting period (generally four years), and expire at the end of ten years.  Options may generally be exercised for a period of three months following termination of employment.  Options vest immediately and remain exercisable for their stated term in the event of retirement, death, disability, or termination of employment within 24 months of a change in control affecting the Company.  Options held by employees terminated for cause terminate immediately.

(3)

The option exercise price may be paid in cash, by surrendering for cancellation vested shares owned by the executive officer, in a cashless exercise through a broker, or a combination of the foregoing.

          Option Exercises.  The following table sets forth certain information concerning exercises of stock options by the named executive officers during the year ended December 31, 2005, and stock options held at year-end.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

	Shares Acquired on Exercise	Value Received	Number of Unexercised Options at Year End		Value of Unexercised in-the-Money Options at Year End (1)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Robert D. Sznewajs	85,160	$1,456,679	285,068	22,400	$3,974,338	$29,911
Anders Giltvedt	9,888	148,725	104,623	14,466	1,529,347	94,370
Xandra McKeown	7,000	115,976	20,420	7,337	236,809	46,959
David Prysock	-0-		60,320	6,225	856,160	40,746
James D. Bygland	-0-		34,204	4,345	448,188	29,911

(1)

On December 31, 2005, the closing price of our stock was $26.45.  For purposes of the table, stock options with an exercise price less than that amount are considered to be “in-the-money” and value is calculated based on the difference between this market price and the exercise price of the stock option multiplied by the total number of shares covered by in-the-money options.

Equity Compensation Plan Information

          The following table summarizes information regarding shares of Bancorp common stock that may be issued upon exercise of options, warrants and rights under Bancorp’s existing equity compensation plans and arrangements as of December 31, 2005.  All of Bancorp’s plans or arrangements under which equity compensation may be awarded have been approved by shareholders.  The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants and rights	B. Weighted average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected rights in column A)

Equity compensation plans approved by shareholders (1)	1,693,135	$14.80	516,501
Equity compensation plans not approved by shareholders	0	N/A/	0
Total	1,693,135	$14.80	516,501

(1)	Future grants may be made only under the Plan. The number of shares shown in column C as available for future issuance includes approximately 97,173 shares available for restricted stock grants.

MANAGEMENT

Executive Management

          Information with respect to our executive management team, other than Mr. Sznewajs, appears below.  Information relating to Mr. Sznewajs, who is also a director, can be found under “Proposal 1—Election of Directors.”  Each of the executive officers listed below serves in the position listed at both Bancorp and the Bank unless otherwise noted.

James D. Bygland, 44	Mr. Bygland was named Executive Vice President and Chief Information Officer in June 2002. Mr. Bygland previously served as Senior Vice President and Chief Information Officer for more than two years.

Anders Giltvedt, 46	Mr. Giltvedt has served as Executive Vice President and Chief Financial Officer for more than five years.

Kevin McClung, 36	Mr. McClung has served as Vice President and Controller for more than five years.

Xandra McKeown, 48

Ms. McKeown was named an Executive Vice President of Bancorp in January 2002.  Ms. McKeown had previously been named an Executive Vice President of the Bank in June 2001.  Prior to her promotion, Ms. McKeown served as a Senior Vice President.

David Prysock, 62	Mr. Prysock has served as Executive Vice President and Chief Credit Officer for more than five years.

Employment Agreement with President and CEO

          Below is a summary of Mr. Sznewajs’s employment agreement with the Company and the Bank covering the terms of his employment as our president and chief executive officer.  For additional information, please refer to the complete agreement included as Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which has been filed with the SEC and is available on its website at www.sec.gov.  This summary is qualified in its entirety by reference to the actual agreement.

          Mr.  Sznewajs’s employment agreement was executed March 1, 2005, with an effective date of January 1, 2005, and is for a three-year term, expiring on December 31, 2007.  Under the agreement, Mr. Sznewajs will receive an annual base salary of $330,000, subject to adjustment based on reviews to occur annually.  In addition to base salary, Mr. Sznewajs has an annual cash bonus opportunity of up to 100% of his annual salary, will receive retirement benefits in accordance with his Supplemental Executive Retirement Plan dated August 1, 2003, and is entitled to four weeks of paid vacation each year.  Mr. Sznewajs is also entitled to participate in the Company’s stock incentive plan, all employee pension, welfare and insurance benefit plans or programs, and such fringe benefits as are available to other senior executives.  The Company has agreed to consider annually whether to provide Mr. Sznewajs retiree medical benefits.

          In the event Mr. Sznewajs’s employment is terminated before the term ends by Mr. Sznewajs for “good reason” or by Bancorp without “cause,” each as described below, Mr. Sznewajs will be entitled to receive all compensation and benefits earned or accrued through the date of termination, as well as severance benefits as follows:

          (1)     A lump sum cash payment payable six months after termination in an amount equal to the sum of:  (a) salary due for the remaining term of the agreement; (b) annualized bonus for the year in which termination occurs, as earned through the date of termination; (c) if termination occurs in year one or two, a bonus payment for the second and/or third years of the term calculated for each year based on the greater of the prior year’s annual bonus amount or the annualized bonus due under (b) above in the year of termination; and (d) the sum of his deemed matching contribution and deemed profit sharing contribution in connection with the Company’s 401(k) plan, each as calculated in accordance with the agreement;

          (2)     Immediate vesting of all stock options and restricted stock;

          (3)     Continuation of health plan benefits for Mr. Sznewajs and his spouse or payment of COBRA coverage premiums for group coverage of Mr. Sznewajs and his spouse for the remainder of the term;

          (4)     Life insurance benefits for the remainder of the term; and

          (5)     In the event retiree medical benefits have not been provided to Mr. Sznewajs, the Company will attempt to extend the Company’s health plan coverage to Mr. Sznewajs or to a group of retired executives including Mr. Sznewajs, provided such coverage does not adversely affect premiums of active employees, does not otherwise increase the Company’s costs, and is paid for solely by retired executives.

          Benefits payable to Mr. Sznewajs are generally not subject to mitigation or offset, including in the event Mr. Sznewajs takes another position following termination.

          The parties have agreed to arbitrate most disputes or claims under the agreement, but only after making good faith attempts to resolve the dispute or claim through negotiations.

          For purposes of the agreement, the terms below have the following meanings:

          “Cause” includes:  (A) embezzlement, dishonesty, or other fraudulent acts involving the Company or its business operations; (B) material breach of the confidentiality provisions of the employment agreement; (C) conviction on any felony charge or on a misdemeanor reflecting upon honesty; (D) acts or omissions that materially injure the Company’s reputation, business affairs, or financial condition if injury could have been reasonably avoided by Mr. Sznewajs; or (E) failure or refusal to substantially perform his duties to the Company, including willful misfeasance or gross negligence in the performance of duties, provided written notice is given by the Company specifying performance issues in detail and a reasonable opportunity to cure is provided.

          The Company may not terminate Mr. Sznewajs for Cause unless (x) two-thirds of the members of the Board determine that Cause exists based on substantial evidence, (y) Mr. Sznewajs is given reasonable notice of the board meeting called to make that determination, and (z) Mr. Sznewajs and his legal counsel are given an opportunity to address the Board meeting.

          “Good Reason” includes (i) any reduction in salary or reduction or elimination of any compensation or benefit plan, which reduction does not apply generally to all similarly situated employees, (ii) a material diminution in responsibilities, title or duties, (iii) a relocation or transfer to an office or location more than 35 miles from the current place of employment, or (iv) a material breach of Mr. Sznewajs’s employment agreement by the Company, provided the Company must be given reasonable notice of, and a reasonable opportunity to cure, such breach.

          Mr. Sznewajs and the Company are also parties to a Change in Control Agreement dated January 1, 2004, as described below.  If Mr. Sznewajs’s employment terminates under circumstances that trigger payments under his Change in Control Agreement, Mr. Sznewajs will receive benefits payable under the Change in Control Agreement and will not receive severance benefits under his employment agreement, other than payments due for compensation and benefits earned or accrued through the date of termination.

Change in Control Arrangements

          Below are summaries of change in control agreements entered into among the Company, the Bank, and each of our named executive officers.  For additional information relating to these agreements, please refer to the complete agreements included as exhibits to our annual report filed with the SEC.  Capitalized terms used in the description below but not explained are used with the meanings given at the end of the section relating to Mr. Sznewajs’ agreement.

          Robert D. Sznewajs.  Effective January 1, 2004, the Company entered into a change in control agreement with Mr. Sznewajs.  The change in control agreement has a one-year term but provides for automatic extension for an additional year on each anniversary of the agreement, unless on or prior to September 30 of each year either Mr. Sznewajs or the Company gives written notice terminating the agreement.  If a “change in control,” as defined below, occurs, the agreement provides for an automatic extension of its term to three years during which time the agreement may not be terminated without the consent of Mr. Sznewajs.  “Good reason” and “cause,” as used in Mr. Sznewajs’s change in control agreement (as well as those for other executive officers), have substantially the same meanings provided under his employment agreement described above.

          Under his change in control agreement, Mr. Sznewajs has agreed that, upon notification that the Company has received a proposal that is intended or has the potential to result in a change in control, he will assist the Company in evaluating the proposal and not resign his position until the contemplated transaction is completed or abandoned.  In addition, if within three years following a change in control, the Company wants Mr. Sznewajs to continue employment in a position or under circumstances that qualify as “good reason” for Mr. Sznewajs to terminate employment under his change in control agreement, Mr. Sznewajs will be obligated to do so, provided such continued employment is for not longer than 90 days, is at an executive level position that is reasonably comparable to his current position, and occurs at Mr. Sznewajs’ then current place of employment or at such other location as is agreeable to Mr. Sznewajs.  During this period of continued employment, Mr. Sznewajs will be entitled to the same base pay and bonus arrangements as in effect on the day before continued employment begins, together with equivalent perks and benefits to those in place prior to the continued employment period or additional compensation in the amount of the Company’s contributions to such plans and benefits on behalf of Mr. Sznewajs.  In addition, Mr. Sznewajs will be entitled to severance benefits under his change in control agreement as described below upon commencement of a continued employment period.

          Mr. Sznewajs will be entitled to severance benefits upon a qualifying termination event, including (i) a termination by Mr. Sznewajs for “good reason” within three years of a Change in Control, (ii) a termination of Mr. Sznewajs by the Company other than for “cause,” “disability” (as defined below), or death within three years of a change in control, or (iii) termination of Mr. Sznewajs’ employment before a change in control if termination is other than for cause, disability or death and occurs on or after announcement that a change in control is contemplated or intended or the date such transaction should have been announced under applicable securities or other laws.  Severance benefits payable to Mr. Sznewajs under his change in control agreement are as follows:

(1)	A lump sum cash payment in an amount equal to three times his adjusted salary and average bonus, each as calculated in accordance with his agreement;

(2)	Acceleration of vesting of all of his stock options and restricted stock (other than grants specifically excluded from acceleration at the time made);

(3)	Continuation of health plan benefits for the lesser of 18 months or the maximum period for which COBRA coverage is provided under law;

(4)

A lump sum cash payment equal to three times the sum of his deemed matching contribution under the Company’s 401(k) plan and deemed profit sharing contribution, each as calculated in accordance with his agreement; and

(5)	Outplacement or tax planning services at a cost of up to $10,000 from service providers selected by the Company.

          Cash payments due under the agreement must be paid within 30 days after an event giving rise to a severance obligation.  Other obligations under the agreement must be paid when due.

          In addition, if any payments under Mr. Sznewajs’ change of control agreement are determined to be subject to the federal excise tax imposed on benefits that constitute excess parachute payments under the Internal Revenue Code, Mr. Sznewajs will be entitled to reimbursement for such taxes on an after-tax basis.  Under certain circumstances, the Company may also be unable to deduct the resulting compensation expense for federal income tax purposes.

          Certain defined terms used in the change in control agreement that are not also used in Mr. Sznewajs’s employment agreement and described above are used with the following meanings:

•

A “Change in Control” will be deemed to occur if (i) a person (other than the Company) acquires 30 percent or more of the Company’s outstanding common stock, other than from the Company or in certain exempt transactions; (ii) directors in office at the time of the agreement, including individuals elected as directors thereafter based on a nomination by the Company’s Board of Directors, cease for any reason to constitute a majority of the Board; (iii) the Company completes a merger, reorganization, or consolidation or sale of all or substantially all of its assets, unless (A) shareholders of the Company prior to such transaction continue to own 50 percent or more of the common stock and 50 percent or more of the voting power of outstanding securities of the resulting entity, (B) no person has acquired 30 percent or more of the Company’s common stock or the combined voting power of its outstanding securities, and (C) a majority of the Company’s Board of Directors continues in office; or (iv) shareholders approve a liquidation of the Company.

•

“Disability” means that either the carrier of any group long term disability insurance policy of the Company covering Mr. Sznewajs or the Social Security Administration has made a determination of disability.

          Other Executives.  Effective January 1, 2004, the Company also entered into change in control agreements with Mr. Giltvedt, Mr. Bygland, Ms. McKeown, and Mr. Prysock.  These agreements replace Mr. Giltvedt’s prior change of control agreement and the Company’s salary continuation agreements with Mr. Bygland, Ms. McKeown, and Mr. Prysock.  The Company has also entered into similar change in control agreements with 16 other senior officers.

          The change in control agreements for named executive officers other than Mr. Sznewajs are identical in terms to the agreement with Mr. Sznewajs, except that (i) the automatic extension of the term of the agreement upon occurrence of a change in control is for two years rather than three years, (ii) severance benefits will only become payable if a termination event occurs within two years of a change in control rather than three years, and (iii) all severance payments are calculated by multiplying base amounts such as salary, bonus, and 401(k) and profit sharing matching contributions by two, rather than three.  In addition, executives other than Mr. Sznewajs are only entitled to $5,000 in outplacement or tax planning services, and cause may be determined by the Company rather than by two-thirds vote of the Board of Directors, as is required for any termination of Mr. Sznewajs for Cause.

Supplemental Executive Retirement Plans

          Effective August 2003, Bancorp adopted supplemental executive retirement plans (each, a “SERP”) for each of the named executive officers.  The discussion below includes a summary of the material provisions of each SERP.  This summary is qualified in its entirety by reference to the copies of the SERP agreements included as exhibits to the Company’s annual report on Form 10-K filed with the SEC.

          Each SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for the participant.  Each SERP is further intended to assist in assuring each participant’s continued service to Bancorp.

          Under each SERP, a participant is entitled to receive a fixed amount per year, payable monthly, for a period of 15 years, with payments beginning on the earlier of the first day of the month after a participant reaches his normal retirement age—62 for Mr. Sznewajs and 64 for all other participants—or the first day of the month after actual retirement.  Benefit amounts vary based on whether (1) a participant retires at normal retirement age or terminates employment in connection with a termination event under his or her change in control agreement (as described above), or (2) terminates employment due to early voluntary termination, early involuntary termination, or disability.

          Effective July 1, 2005, each SERP was amended to provide that in the event a participant retires on or after his or her normal retirement age or terminates employment in connection with a termination event under his or her change in control agreement, his or her monthly payments will be 35% of the participant’s final base salary.  In the event a participant terminates employment as a result of an early voluntary termination, early involuntary termination, or disability, his or her monthly payments will be based on annual benefit levels determined in accordance with a formula set forth in each participant’s SERP agreement that results in benefit amounts that increase over the participant’s period of continued service, but not above the normal retirement benefit described above.  No benefits will be payable by the Company if a participant is terminated for Cause (as defined in each participant’s change in control agreement).

          Retirement, change in control, involuntary termination, and disability benefits of each participant are fully vested immediately.  Voluntary termination benefits are presently vested as follows:  Mr. Sznewajs, 90%; Mr. Giltvedt, 50%; Ms. McKeown, 50%; Mr. Prysock, 70%; and Mr. Bygland, 70%.  Benefits not currently vested will continue to vest 10% per year of completed service.  Bancorp may in its sole discretion elect to pay all benefits other than normal retirement benefits in a lump sum.  Benefits may be increased from time to time, but not decreased.

          Each SERP also provides certain death benefits to each participant.  In the event of death prior to normal retirement age, each participant’s designated beneficiary is entitled to a benefit equal to the normal retirement benefit beginning on the first day of the month following death.  In the event of a death during a benefit payment period, Bancorp will continue to pay remaining benefits to the participant’s beneficiary either in accordance with the then established schedule of payments or, if Bancorp so elects, in a lump sum.

TRANSACTIONS WITH MANAGEMENT

          Various directors and officers of Bancorp, members of their immediate families, and firms in which they have or had an interest, were customers of and had transactions with Bancorp’s subsidiaries during 2005 in the ordinary course of business.  Similar transactions may be expected to take place in the ordinary course of business in the future.  All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, in the opinion of management, involve more than the normal risk of collectability or present other unfavorable features.

Report of the Compensation Committee—2005

          The Compensation and Personnel Committee of the Board (the “Compensation Committee”) is comprised of independent directors as defined in Nasdaq listing standards applicable to the Company and is responsible for establishing and administering the Company’s executive compensation program and general compensation policies and incentive plans.  This report covers compensation during 2005.

          Compensation Philosophy, Objectives and Structure.  The Compensation Committee’s principal objectives are to attract and retain highly qualified executives and to motivate them to maximize shareholder value by tying a significant part of executive compensation to increases in long and short term shareholder value to the extent practicable.  Key elements of this philosophy include:

•	Establishing compensation plans that deliver pay commensurate with the Company’s performance, as measured by operating, financial and strategic objectives;

•	Providing significant equity-based incentives for executives to ensure that they are motivated over the long-term as owners, rather than just as employees; and

•	Providing compensation that rewards executives if shareholders receive an above-average return on their investment.

          Components of executive compensation include base salaries, annual incentive bonuses, stock options, restricted stock, a supplemental executive retirement plan, a deferred compensation plan, and life insurance.  During 2005, the Compensation Committee reviewed the total compensation of each executive.

          Base Salaries.  Executive base salaries are structured overall to be slightly below market averages.  Individual levels are based on factors such as the nature of contributions to the Company’s success by each executive and a subjective evaluation of performance.

          The Compensation Committee establishes the Chief Executive Officer’s salary by comparison to the salaries of chief executive officers of comparable peer bank holding companies.  The Compensation Committee periodically uses the services of an outside consultant who compiles salary data for a group of similarly situated companies to assist in determining salaries for the CEO and other members of executive management.  Mr. Sznewajs’ base salary for 2005 was $330,000.

          Annual Incentive Bonuses.  Annual incentive bonuses allow executives to earn additional compensation if performance goals and certain subjective criteria are satisfied.  Performance goals are based on individual and Company performance objectives, which are set annually.  Incentive bonus payments are discretionary, allowing the Compensation Committee latitude to weigh factors it considers important when considering executive incentive bonuses, including subjective factors.  Company performance objectives are generally based on operating, financial and strategic goals.  The primary goals are earnings per share and return on equity.  Other goals include asset quality, operating income, return on assets, and efficiency ratio.  If performance goals are met, the combination of base salary and annual incentive bonus are generally greater than market averages.

          The Compensation Committee determines the Chief Executive Officer’s annual cash bonus based on performance objectives established by it on an annual basis and other factors.  Mr. Sznewajs was paid a bonus of $330,000 for 2005.  The Compensation Committee based its bonus decision on Bancorp’s meeting corporate objectives referred to above and on subjective standards.    Other executive bonuses for 2005 were determined by the Compensation Committee based on achievement of individual and Company-wide performance goals and subjective factors.

          Stock Options.  Consistent with our long-term incentive strategy, the Compensation Committee and Board grant stock options to employees of the Company and its subsidiaries under the 2002 Stock Incentive Plan (the “Plan”).  Stock options provide additional incentive for recipients to build shareholder value since recipients only receive value from these grants if our stock appreciates.  Stock options are also used for recruiting purposes.  Historically, most grants under the Plan have been incentive stock options exercisable at the market price of the stock on the date of grant.  The Board has adopted a policy prohibiting the repricing of stock options.

          In 2005, the Company granted varying numbers of stock options to its executive officers as detailed under the heading “Executive Compensation—Option/SAR Grants in Last Fiscal Year” above.  The number of stock options granted to officers in 2005 was based upon individual performance, the executive’s potential, and a formula that takes into account the total number of option shares being granted, the Company’s determination of the value of each option share (using the Black-Sholes method), the executive’s salary, and a multiplier based on the executive’s job grade.  Stock options granted in 2005 vest over a four-year period  and expire in ten years.

          Restricted Stock.  The Plan authorizes awards of restricted stock.  Restricted stock provides the Compensation Committee and the Board with an important tool to attract and retain key employees and to further align the interests of management with those of our shareholders.  Restricted stock awards are designed to strengthen the mutuality of interests between Bancorp’s shareholders and employees by providing a proprietary interest in pursuing the long-term growth, profitability, and financial success of Bancorp.

          The number of shares awarded to each executive officer in 2005 was determined based upon individual performance, the executive’s potential, and a formula that takes into account the total number of restricted shares being granted, the mid-point of the executive’s salary grade, a percentage equal to the executive’s annual bonus opportunity, and the market price of the Company stock.  Restricted stock awarded in 2005 vests one-quarter annually over a four-year period.  Cash dividends on restricted stock are paid at the same time as dividends are paid on common stock generally, and are not subject to any vesting condition.

          Supplemental Executive Retirement Plans.  The Compensation Committee in 2003 approved creation of supplemental executive retirement plans for Mr. Sznewajs and four other executives.  The SERPs were implemented to help retain key executives and remain competitive with others in our market.  The plans provide each executive with a fixed payment for 15 years after retirement.  Payments commence at age 62 for Mr. Sznewajs and age 64 for other executives.  The SERPs were amended in 2005 to tie benefits to compensation levels rather than provide fixed benefit awards.  Each SERP includes a non-compete clause.  For more detailed discussion of the SERPs, see “Management—Supplemental Executive Retirement Plans.”

          Life Insurance.  The Company purchased bank-owned life insurance in 2003 to help recover the costs of projected employee benefits, provide key executives with another element of a comprehensive and competitive compensation package, reward them for past and future services, and encourage them to continue employment with Bancorp.  Life insurance benefits under the policy are $300,000 for Mr. Sznewajs, $200,000 for each executive vice president, and $100,000 for each senior vice president.  Additional life insurance coverage is provided under policies available to all employees.

          Deferred Compensation Plan.  The Company maintains an executive officers’ deferred compensation plan which permits each named executive officer and certain other senior officers to contribute all or part of his or her base salary, annual incentive bonuses, and commissions to the plan on a tax-deferred basis.  Contributions are placed in a “rabbi” trust which is subject to the claims of the Company’s creditors.  Plan participants have a number of investment options, including Company stock.  The return on contributions enjoyed by each participant depends on the return on the investments which the participant selects.  The Company does not pay or guaranty interest or provide any other type of earnings credit or contribution to the plan.  Participants are fully vested in their plan benefits at all times.

          Policy With Respect to $1 Million Deduction Limit.  Provisions of the Internal Revenue Code limit the deductibility of compensation in excess of $1 million, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions.  The Compensation Committee strives to qualify executive compensation for deductibility to the extent consistent with the best interests of the Company, but deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

          Conclusion.  The Compensation Committee believes these executive compensation policies and programs serve the interests of our shareholders and Bancorp effectively.  The various pay vehicles offered are balanced to provide increased motivation for executives to contribute to our overall future success, thereby enhancing the value of our company for the benefit of shareholders.

Compensation Committee Members—Fiscal Year End 2005

Duane C. McDougall (Chair), Lloyd D. Ankeny, Michael J. Bragg,
Steven J. Oliva, Nancy A. Wilgenbusch

Five-Year Performance Graph

          The following chart compares the yearly percentage change in the cumulative shareholder return on our common stock during the five years ended December 31, 2005, with (1) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and (2) the Total Return Index for Nasdaq Bank Stocks, in each case as reported by the Center for Research in Securities Prices.  This comparison assumes $100.00 was invested on December 31, 2000, in our common stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all stock dividends.

	Period Ending

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

West Coast Bancorp	100.00	146.2	162.3	231.9	281.6	297.9
NASDAQ Composite	100.00	79.3	54.8	82.0	89.2	91.1
NASDAQ Bank Index	100.00	108.3	110.8	142.6	163.2	159.4

INFORMATION CONCERNING DIRECTOR NOMINATIONS

          Director Qualifications.  Qualifications required of individuals for consideration as a board member will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time.  Minimum qualifications do, however, include experience at a high level in business, government, or education, demonstrated leadership abilities, generalized or specific knowledge or other skills or qualities of particular value to the Board in fulfilling its responsibilities, and outstanding personal attributes such as unquestioned integrity, sound business judgment, and significant business, community or political contacts.  In addition, a board candidate must have time and willingness to commit to being a productive and active member of the Board and committees of the Board on which he or she will serve.  Finally, because persons nominated as directors of the Company will usually also be nominated to serve as a director of the Bank, such persons must be acceptable to our banking regulators.  In general, Bancorp seeks a board that includes a diversity of perspectives and a broad range of experiences and includes individuals that possess the background, skills, expertise, and commitment necessary to make a significant contribution to our Company.

          The Governance Committee will evaluate potential nominees by reviewing their qualifications, considering references as appropriate, conducting interviews as needed, and considering such other information as may be deemed relevant, including the needs of the Board of Directors at the time.  The Governance Committee is authorized by its charter to retain a third-party search firm to assist it in identifying director candidates, but it has not done so recently.

          Director Nominees.  We receive suggestions for potential director nominees from a variety of sources including board members, management representatives, advisors, and shareholders.  The Governance Committee will consider nominees recommended by security holders.  Nominees for election at the 2006 annual meeting of shareholders are all currently directors.

          Shareholder Nominees.  It is the policy of the Governance Committee to consider shareholder recommendations concerning nominees for director.  Shareholders wishing to suggest a candidate for nomination as a director should write to us at our corporate offices to the attention of the Chair of the Governance & Nominating Committee, care of the Corporate Secretary, and shall include:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration as a director nominee;

•	Name and contact information for the candidate;

•	A statement of the candidate’s experience in business, government, or education and his educational background;

•

Information regarding the candidate’s qualifications, relationships with customers, suppliers or competitors of the Company, and any relationship or understanding between the proposing shareholder and the candidate; and

•	A statement that the candidate is willing to be considered and serve if nominated and elected.

          Shareholders wishing to recommend a candidate for nomination should submit a recommendation not later than 120 days prior to the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.  Shareholder-recommended candidates will be evaluated using the same criteria used to evaluate all potential candidates for director, except that current directors whose performance as a director has been satisfactory or better will normally be favored over new candidates.

          In addition, the Company’s bylaws permit shareholders to nominate directors for consideration at an annual meeting of shareholders.  In order to submit a nominee for consideration at an annual meeting of shareholders, a shareholder must comply with the notice provisions contained in our bylaws.  Under our bylaws, a shareholder entitled to vote for the election of directors may nominate at a meeting persons for election as director only if written notice of such shareholder’s intent to make a nomination is given to our Secretary, either by personal delivery or certified mail, not later than 60 days before the date of the annual meeting (provided that, if the date of a meeting is not publicly announced more than 90 days in advance, such notice must be given within 15 days after the first public disclosure of the annual meeting date).

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

          Shareholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Secretary of the Company before November 24, 2006, for inclusion in the 2006 Proxy Statement and form of proxy.  In addition, if the Company receives notice of a shareholder proposal after February 7, 2007, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

          The Company’s bylaws provide that no business may be brought before an annual meeting except by or at the direction of the Board, as specified in the Company’s notice of the meeting, or by any shareholder of record who delivers notice to the Secretary of the Company not less than 60 days in advance of such meeting (unless the date of the meeting has not been publicly announced by the Company more than 90 days prior to the meeting, in which case the shareholder’s notice must be given within 15 days after the Company publicly announces the meeting date).  To be effective, the shareholder’s notice must include certain information about the matter proposed to be considered at the meeting and the shareholder providing the notice, as specified further in the bylaws.  If the chairman of an annual meeting determines that these advance notice procedures have not been complied with, he or she may declare that the business was not properly brought before the meeting and will not be considered.

HOUSEHOLDING MATTERS

          Bancorp is delivering one annual report and proxy statement to you if you reside in a household with one or more other shareholders with the same last name or whom the Company reasonably believes are members of your family, unless the Company has been notified that you prefer to receive individual copies of those documents.  This practice is referred to as “householding.”

          If you reside at an address that received only one copy of this annual report and proxy statement as a result of householding, we will deliver additional copies upon oral or written request to West Coast Bancorp, 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035, Attn:  Corporate Secretary, or by phone at (503) 684-0884.

          If you object to householding and wish to receive separate copies of documents in the future, you may contact either:

          1.      ADP Investor Communication Services (“ADP”), if your shares are held in an account at a brokerage firm or bank, at 1-800-542-1061.  Please have your proxy card in hand in order to access your account and follow the automated instructions.  You can also contact ADP in writing at ADP-ICS, Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

          2.      Wells Fargo Shareholder Services (“Wells”), our stock transfer agent, if your shares are directly registered with them, at 1-877-602-7615.  Please have your proxy card in hand in order to access your account.  The Company’s code for use of Wells’ automated system is 210.

If you received multiple copies of this annual report and proxy statement, you share an address with other shareholders, and you would like to request delivery of a single copy, please contact us or our transfer agent as described above.

ANNUAL REPORT TO SHAREHOLDERS

          Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005, including financial statements.  Written requests for the Form 10-K should be addressed to Richard R. Rasmussen, Corporate Secretary of West Coast Bancorp, at 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035.

VOTING VIA THE INTERNET OR BY TELEPHONE

          You may vote via the Internet at www.proxyvote.com or may vote telephonically by calling the phone number on your proxy card.  Votes submitted via the Internet or by telephone must be received by 8:59 pm (PT) on April 24, 2006, to be counted.

          The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.  Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

March 24, 2006	BY ORDER OF THE BOARD OF DIRECTORS

/s/ Richard R. Rasmussen
Richard R. Rasmussen
Executive Vice President
General Counsel and Secretary

Appendix A

WEST COAST BANCORP
2002 STOCK INCENTIVE PLAN

          This AMENDMENT NO. 2 (the “Amendment”) to the WEST COAST BANCORP 2002 STOCK INCENTIVE PLAN (the “Plan”) is adopted effective February 28, 2006, by the Board of Directors of West Coast Bancorp, an Oregon corporation (the “Company”), subject to approval by the Company’s shareholders at the Company’s 2006 annual meeting of shareholders.

1.	Pursuant to the provisions of Section 10 of the Plan, the Plan is amended as follows:

	(a)	Section 2(e) is amended in its entirety to provide as follows:

          “To modify, amend or adjust the terms and conditions of any Award (subject to Sections 5(a) and 5(b)), at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to any Qualified Performance-Based Award;”

(b)      Section 3 is amended by deleting the first and third sentences of the first paragraph of such section and by replacing the first sentence with the following:“The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan shall be 1,900,000.  No more than 488,000 shares may be issued as Restricted Stock or be based upon the Common Stock pursuant to Section 8 of the Plan.”

	(c)	Section 3 also is amended by deleting the last two sentences of the second paragraph of such Section.

	(d)	Section 5(a) is amended in its entirety to provide as follows:

          “The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.”

	(e)	Section 5(b) is amended in its entirety to provide as follows:

“The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.”

(f) Section 7 is amended in its entirety to provide as follows:

“[ Intentionally Left Blank ]”

2.	The performance goal measures set forth in Section 1(t) of the Plan are hereby reaffirmed.

3.	Except as amended hereby, all the terms and conditions of the Plan will remain in full force and effect.

WEST COAST BANCORP
2002 STOCK INCENTIVE PLAN
(As amended February 28, 2006, subject to shareholder approval)

SECTION 1.     Purpose; Definitions

          The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company shareholder value.

          For purposes of the Plan, the following terms are defined as set forth below:

          (a)     “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

          (b)     “Award” means a Stock Option, Restricted Stock, or other stock-based award.

          (c)     “Board” means the Board of Directors of the Company.

          (d)     “Cause” means, unless otherwise provided by the Committee, (1) ”Cause” as defined in any Individual Agreement to which the participant is a party, or (2) if there is no such Individual Agreement or if it does not define Cause:  (A) conviction of the participant for committing a felony under federal law or the law of the state in which such action occurred, (B) willful and deliberate failure on the part of the participant to perform his or her employment duties in any material respect, or (C) prior to a Change in Control, such other events as shall be determined by the Committee.

          (e)     “Change in Control” and “Change in Control Price” have the meanings set forth in Sections 9(b) and (c), respectively.

          (f)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          (g)     “Commission” means the Securities and Exchange Commission or any successor agency.

          (h)     “Committee” means the Committee referred to in Section 2.

          (i)     “Common Stock” means common stock, no par value per share, of the Company.

          (j)     “Company” means West Coast Bancorp, an Oregon corporation.

          (k)     “Covered Employee” means a participant designated prior to the grant of Restricted Stock by the Committee who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company is expected to be entitled to a federal income tax deduction with respect to the Award.

          (l)     “Disability” means, unless otherwise provided by the Committee, (1) “Disability” as defined in any Individual Agreement to which the participant is a party, or (2) if there is no such Individual Agreement or it does not define “Disability,” permanent and total disability as determined under the Company’s Long-Term Disability Plan applicable to the participant.

          (m)     “Eligible Individuals” mean directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates, who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company, or its Subsidiaries or Affiliates.

          (n)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

          (o)     “Fair Market Value” means, except as otherwise provided by the Committee, as of any given date, the closing reported sales price on such date (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ.  If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

          (p)     “Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

          (q)     “Individual Agreement” means an employment, consulting or similar agreement between a participant and the Company or one of its Subsidiaries or Affiliates, and, after a Change in Control, a change in control or salary continuation agreement between a participant and the Company or one of its Subsidiaries or Affiliates.  If a participant is party to both an employment agreement and a change in control or salary continuation agreement, the employment agreement shall be the relevant “Individual Agreement” prior to a Change in Control, and, the change in control or salary continuation agreement shall be the relevant “Individual Agreement” after a Change in Control.

          (r)     “NonQualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

          (s)     “Qualified Performance-Based Award” means an Award of Restricted Stock  designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

          (t)     “Performance Goals” means the performance goals established by the Committee in connection with the grant of Restricted Stock.  In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures:  earnings, earnings per share, return on equity, return on assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, and liquidity,and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

          (u)     “Plan” means the West Coast Bancorp 2002 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

          (v)     “Restricted Stock” means an Award granted under Section 6.

          (w)     “Restricted Stock Agreement” has the meaning set forth in Section 6(c)(vi) of the Plan.

          (x)     “Retirement” means, except as otherwise provided by the Committee, retirement from active employment with the Company, a Subsidiary or Affiliate at or after the attainment of age 55 and with five years or more of employment service with the Company, a Subsidiary or Affiliate.

          (y)     “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

          (z)     “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

          (aa)     “Stock Option” means an Award granted under Section 5.

          (bb)     “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50 percent voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

          (cc)     “Termination of Employment” means the termination of the participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates.  A participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.

          In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

          SECTION 2.     Administration

          The Plan shall be administered by the Board directly, or if the Board elects, by the Compensation and Personnel Committee or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board.  Notwithstanding the foregoing or any other provision of the Plan to the contrary, all Performance Goals will be established and administered and all Qualified Performance-Board Awards will be granted to any “covered employee” within the meaning of Section 162(m)(3) of the Code, only by either (a) the Board as a whole in a proceeding in which all members of the Board who are or may be “covered employees” recuse themselves from consideration and approval of such goals or Awards, or (b) a duly authorized committee consisting of two or more “outside directors” as that term is defined in Section 162(m) of the Code.  All references in the Plan to the “Committee” refer to the Board as a whole, unless a separate committee has been designated or authorized consistent with the foregoing.

          The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals.

          Among other things, the Committee shall have the authority, subject to the terms of the Plan:

          (a)     To select the Eligible Individuals to whom Awards may from time to time be granted;

          (b)     To determine whether and to what extent Incentive Stock Options, NonQualified Stock Options and Restricted Stock or any combination thereof are to be granted hereunder;

          (c)     To determine the number of shares of Common Stock to be covered by each Award granted hereunder;

          (d)     To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Company or any Subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

          (e)     To modify, amend or adjust the terms and conditions of any Award (subject to Sections 5(a) and 5(b)), at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to any Qualified Performance-Based Award;

          (f)     To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and

          (g)     To determine under what circumstances an Award may be settled in cash or Common Stock under Section 5(d).

          The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

          The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the applicable rules of a stock exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

          Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter.  All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

          Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.  To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

          SECTION 3.     Common Stock Subject to Plan

          The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan shall be 1,900,000.  No more than 488,000 shares may be issued as Restricted Stock or be based upon the Common Stock pursuant to Section 8 of the Plan.  No participant may be granted Stock Options covering in excess of 300,000 shares of Common Stock in any fiscal year of the Company.  Shares subject to an Award under the Plan may be authorized and unissued shares.  No further awards will be granted under the Company’s 1999 Stock Option Plan, 2000 Restricted Stock Plan and Amended and Restated 1995 Director Stock Option Plan.

          If any Award is forfeited, or if any Stock Option terminates, expires or lapses without being exercised, the shares of Common Stock subject to such Awards shall again be available for distribution in connection with Awards under the Plan.

          In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation upon Stock Options to be granted to any participant, in the number, kind and option price of shares subject to outstanding Stock Options, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number.

          SECTION 4.     Eligibility

          Awards may be granted under the Plan to Eligible Individuals.

          SECTION 5.     Stock Options

          Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types:  Incentive Stock Options and NonQualified Stock Options.  Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

          The Committee shall have the authority to grant any optionee Incentive Stock Options, NonQualified Stock Options or both types of Stock Options; provided, however, that grants hereunder are subject to the aggregate limit on grants to individual participants set forth in Section 3.  Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).  To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a NonQualified Stock Option.

          Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ.  An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a NonQualified Stock Option.  The grant of a Stock Option shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such Eligible Individual and specifies the terms and provisions of the Stock Option.  The Company shall notify an Eligible Individual of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Company to the participant.  Such agreement or agreements shall become effective upon execution by the Company and the participant.

          Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

          (a)     Option Price.  The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

          (b)     Option Term.  The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

          (c)     Exercisability.  Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.  If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.  In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

          (d)     Method of Exercise.  Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

          Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept.  If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted and provided, further, that such already owned shares have been held by the optionee for at least six months at the time of exercise or had been purchased on the open market.

          If approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes.  To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

          In addition, if approved by the Committee, payment in full or in part may also be made by instructing the Company to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.  The Committee may also provide for Company loans to be made for purposes of the exercise of Stock Options.

          No shares of Common Stock shall be issued until full payment therefor has been made.  Except as otherwise provided in Section 5(o) below, an optionee shall have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 12(a).

          (e)     Nontransferability of Stock Options.  No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a NonQualified Stock Option, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such optionee’s immediate family (as defined by the Committee), whether directly or indirectly or by means of a trust or partnership or otherwise.  All Stock Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person  to whom such option is transferred pursuant to this paragraph, it being understood that the term “holder” and “optionee” include such guardian, legal representative and other transferee.

          (f)     Termination by Reason of Death.  Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of death, any Stock Option held by such optionee shall immediately vest in full and may thereafter be exercised until the expiration of the stated term of such Stock Option.  In the event of Termination of Employment by reason of death, if an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.

          (g)     Termination by Reason of Disability.  Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of Disability, any Stock Option held by such optionee shall immediately vest in full and may thereafter be exercised until the expiration of the stated term of such Stock Option.  In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.

          (h)     Termination by Reason of Retirement.  Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of Retirement, any Stock Option held by such optionee shall immediately vest in full and may thereafter be exercised until the expiration of the stated term of such Stock Option.  In the event of Termination of Employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.

          (i)     Termination by the Company for Cause.  Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment for Cause, all Stock Options held by such optionee, whether vested or unvested, shall thereupon terminate.

          (j)     Other Termination.  Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment for any reason other than death, Disability, or Retirement, or for Cause, and except as set forth in Section 5(i) above, any Stock Option held by such optionee, to the extent it was then exercisable at the time of termination, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three months from the date of such Termination of Employment or the balance of such Stock Option’s stated term; provided, however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.  If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.

          (k)     Additional Rules for Incentive Stock Options.  Notwithstanding anything contained herein to the contrary, no Stock Option which is intended to qualify as an Incentive Stock Option may be granted to any Eligible Employee who at the time of such grant owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless at the time such Stock Option is granted the option price is at least 110 percent of the Fair Market Value of a share of Common Stock and such Stock Option by its terms is not exercisable after the expiration of five years from the date such Stock Option is granted.  In addition, the aggregate Fair Market Value of the Common Stock (determined at the time a Stock Option for the Common Stock is granted) for which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year, under all of the incentive stock option plans of the Company and of any Subsidiary, may not exceed $100,000.  To the extent a Stock Option that by its terms was intended to be an Incentive Stock Option exceeds this $100,000 limit, the portion of the Stock Option in excess of such limit shall be treated as a NonQualified Stock Option.

          (l)     Cashing Out of Stock Option.  On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

          (m)     Certain Terminations Prior to a Change in Control.  Unless otherwise determined by the Committee, notwithstanding any other provision of this Plan to the contrary, in the event an optionee incurs a Termination of Employment by the Company other than for Cause at any time after the Company executes an agreement that provides for a transaction that if consummated would constitute a Change in Control, but before the actual occurrence of such Change in Control, and, thereafter, such Change in Control actually occurs, then, upon such Change in Control, any Stock Option held by such optionee prior to such Termination of Employment shall immediately vest in full and may thereafter be exercised by the optionee until expiration of the stated term of such Stock Option.  If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.

          (n)     Change in Control Cash-Out.  If the Committee shall determine at the time of grant of an Option or thereafter, then, notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the option price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such election, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the “Spread”) multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(n) shall have been exercised.

          (o)     Deferral of Option Shares.  The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the shares of Common Stock subject to such Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine.  If any such deferrals are permitted, then notwithstanding Section 5(d) above, an optionee who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until shares are actually delivered to the optionee with respect thereto, except to the extent otherwise determined by the Committee.

          SECTION 6.     Restricted Stock

          (a)     Administration.  Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan.  The Committee shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 6(c).

          (b)     Awards and Certificates.  Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates.  Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the West Coast Bancorp 2002 Stock Incentive Plan and a Restricted Stock Agreement.  Copies of such Plan and Agreement are on file at the offices of West Coast Bancorp, 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

          (c)     Terms and Conditions.  Shares of Restricted Stock shall be subject to the following terms and conditions:

          (i)     The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals.  If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals.  Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the participant.  The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient.  The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions (other than, in the case of Restricted Stock which is a Qualified Performance-Based Award, satisfaction of the applicable Performance Goals, unless the participant’s employment is terminated by reason of death or Disability).  No more than 113,322 shares of Common Stock may be subject to Qualified Performance-Based Awards granted to any participant during the term of the Plan.

          (ii)     Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 6(c)(vi), during the period, if any, set by the Committee, commencing with the date of such Award for which such participant’s continued service is required (the “Restriction Period”), and until the later of (i) the expiration of the Restriction Period and (ii) the date the applicable Performance Goals (if any) are satisfied, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock; provided that the foregoing shall not prevent a participant from pledging Restricted Stock as security for a loan, the sole purpose of which is to provide funds to pay the option price for Stock Options.

          (iii)     Except as provided in this paragraph (iii) and Sections 6(c)(i) and 6(c)(ii) and the Restricted Stock Agreement, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends.  If so determined by the Committee in the applicable Restricted Stock Agreement and subject to Section 12(e) of the Plan, (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted  Stock, and shall, as determined by the Committee, either be (i) held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, or (ii) distributed in full or in part without regard to the vested status of the underlying Restricted Stock and (B) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, and shall, as determined by the Committee, be either (i) held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, or (ii) distributed in full or in part without regard to the vested status of the underlying Restricted Stock.

          (iv)     Except to the extent otherwise provided in the applicable Restricted Stock Agreement or Section 6(c)(i), 6(c)(ii), 6(c)(v), 6(d) or 9(a)(ii), upon a participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock which is a Qualified Performance-Based Award, satisfaction of the applicable Performance Goals, unless the participant’s employment is terminated by reason of death or Disability) with respect to any or all of such participant’s shares of Restricted Stock.

          (v)     If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares shall be delivered to the participant upon surrender of the legended certificates.

(vi) Each Award shall be confirmed by, and be subject to, the terms of a Restricted Stock Agreement.

          (d)     Termination of Employment due to Death or Disability.  Unless otherwise determined by the Committee, upon a participant’s Termination of Employment by reason of death or Disability, the restrictions, including any Performance Goals, and deferral limitations applicable to any Restricted Stock shall lapse (with respect to Performance Goals, be deemed earned in full), and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

SECTION 7. [Intentionally Left Blank]

SECTION 8. Other Stock-Based Awards

          Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) dividend equivalents and convertible debentures, may be granted either alone or in conjunction with other Awards granted under the Plan.

SECTION 9. Change in Control Provisions

          (a)     Impact of Event.  Notwithstanding any other provision of this Plan to the contrary, in the event a recipient of an Award incurs a Termination of Employment by the Company or a successor other than for Cause during the 24-month period following a Change in Control:

          (i)     Any Stock Options held by an optionee which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant, and all Stock Options shall be exercisable until expiration of the stated term of such Stock Options.

          (ii)     The restrictions, including any Performance Goals, and deferral limitations applicable to any Restricted Stock shall lapse (with respect to Performance Goals, be deemed earned in full), and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

(iii) The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

          (i)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:  (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 9(b); or

          (ii)     Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          (c)     Change in Control Price.  For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Business Combination, the highest price per share of Common Stock paid in such tender or exchange offer or Business Combination; provided, however, that in the case of Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option is exercised.  To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

SECTION 10. Term, Amendment and Termination

The Plan will terminate on the tenth anniversary of the effective date of the Plan. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

          The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially and adversely impair the rights of an optionee under a Stock Option or a recipient of a Restricted Stock Award or other stock-based Award theretofore granted without the optionee’s or recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules.  In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules.

          The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall materially and adversely impair the rights of any holder without the holder’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

          Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 11. Unfunded Status of Plan

          It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation.  The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 12. General Provisions

          (a)     The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof.  The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

          Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

          (1)     Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

          (2)     Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

          (3)     Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b) Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

           (c)     The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

          (d)     No later than the date as of which an amount first becomes ineludible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant.  The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

          (e)     Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

          (f)     The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid or by whom any rights of the participant, after the participant’s death, may be exercised.

          (g)     In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.  All shares of Common Stock underlying Awards that are forfeited or canceled should revert to the Company.

          (h)     The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Oregon, without reference to principles of conflict of laws.

          (i)     Except as otherwise provided in Section 5(e) by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

          SECTION 13.     Effective Date of Plan

          The Plan shall be effective as of the date it is adopted by the Board, subject to approval of the Plan by the affirmative vote of a majority of the votes cast with respect to the plan at a meeting of stockholders.

New Location
2006 West Coast Bancorp Annual Shareholders Meeting

Place:	Whitsell Auditorium
Portland Art Museum
1219 SW Park Avenue
Portland, OR

Time:	2:00 PM, Pacific Time
April 25, 2006

Directions:	If Approaching On I-5 From the South:

Take the I-405 Exit 299B on the Left toward City Center
Take Exit 2A toward Salmon St. / PGE Park
Turn slight Right SW 14th Ave.
Turn Right onto SW Salmon St.
Turn Right onto SW Park Ave.
Turn Right onto SW Main St.
Park Free at City Center Parking Between SW Park and 10th

If Approaching on I-5 From the North

Merge onto I-405 South via Exit 302B toward Beaverton
Take the Couch St. Exit 2A toward Burnside St.
Stay straight to go onto NW 15th Ave.
Turn Left onto SW Salmon St.
Turn Right onto SW Park Ave.
Turn Right onto SW Main St.
Park Free at City Center Parking Between SW Park and 10th

If Approaching On Hwy 26 From the West:

Take the US-26E / Market Street Exit
Turn Left onto SW 10th Ave.
Turn Right onto SW Salmon St.
Turn Right onto SW Park Ave.
Turn Right onto SW Main St.
Park Free at City Center Parking Between SW Park and 10th

Parking:	Free for West Coast Bancorp Shareholders on the day of the Annual Meeting at City Center Parking, located one block north of the Museum on SW Main between SW Park and 10th.

Museum:	Free admission to the Portland Art Museum for West Coast Bancorp Shareholders on the day of the Annual Meeting.

VOTE BY INTERNET - www.proxyvote.com
WEST COAST BANCORP 5335 MEADOWS ROAD SUITE 201 LAKE OSWEGO, OR 97035

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by West Coast Bancorp in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to West Coast Bancorp, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WESTC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WEST COAST BANCORP
The Board of Directors recommends a vote “FOR” the listed directors and proposals.
Vote on Directors

1.	ELECTION OF DIRECTORS		For All	Withhold For All	For All Except	To withhold authority to vote for any nominee, mark “For All Except” and write the nominee’s number on the line below.

	01) Lloyd D. Ankeny	06) Steven N. Spence
	02) Michael J. Bragg	07) Robert D. Sznewajs
	03) Duane C. McDougall	08) David J. Truitt	☐	☐	☐
	04) Steven J. Oliva	09) Nancy A. Wilgenbusch, Ph.D.
05) J. F. Ouderkirk

Vote on Proposals

		For	Against	Abstain

2.	APPROVE AMENDMENTS TO THE WEST COAST BANCORP 2002 STOCK INCENTIVE PLAN.	☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2006.	☐	☐	☐

     Management knows of no other matters that are likely to be brought before the meeting. However, if any other matters are properly presented at the meeting, this Proxy will be voted in accordance with the recommendations of management.

The undersigned acknowledges receipt of the 2006 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household. See enclosed notice.		Yes	No	WHEN SIGNING AS ATTORNEY, EXECUTOR, OFFICER, TRUSTEE, GUARDIAN, OR OTHER CAPACITY, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. ALL JOINT OWNERS MUST SIGN.

		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

WEST COAST BANCORP

PROXY

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy Is Solicited on Behalf of the Board of Directors

          The undersigned hereby appoints Robert D. Sznewajs and Richard R. Rasmussen as Proxies, each with the power to act alone and with full power of substitution, and hereby authorizes them to represent and to vote all the shares of common stock of West Coast Bancorp (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 25, 2006, or at any adjournment of the meeting.

          THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSALS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST OR ABSTENTION IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS SO MADE.